UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 15, 2007


                              Global Biotech Corp.

             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)




                                                     98-0229951
             (Commission file no.)       (IRS Employer Identification No.)

                          4030 St. Ambroise, Suite 211
                                Montreal, Quebec
                                     H4C 2C7

              (Address of principal executive offices and zip code)


         Company's telephone number, including area code: (514) 935-8589

                              Sword Comp-Soft Corp
                     4055 St. Catherine St. West, suite 151
                            Montreal, Quebec H3Z 3J8
                                 (514) 935-8589
                   (Former name, address and telephone number)

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Item 1.01 Entry into a Material Definitive Agreement

On August 26, 2005, Global Biotech Corp. (Formerly Sword Comp-Soft Corp) ("the Company" or "Global") entered into an Agreement with Advanced Fluid Technologies ("Advanced or "AFT") to purchase their to be patented oxygenation unit and all technologies know how, intellectual properties, methodologies and all information pertaining to the following: the fixation of the oxygen molecule to water or any other fluid and/or to the building and maintenance of the oxygenation unit. Furthermore; all trademarks for the name Aquaboost Oxygenated Water, currently in force in the U.S., Canada and Mexico and the right to use and register said name globally, were transferred to Sword. Also included was a distribution contract between Advanced Fluid Technologies and Impor Tadora Comercializadora Maple S.A. of Mexico, which Advanced transferred to Global.

On August 15, 2007 the Company and AFT agreed to an amended Agreement and finalized the aforementioned transactions, with the approval of their Boards of Directors. Purchase price, for all the aforementioned assets is $216,000, this being the amount due by AFT to Global for its notes payable as of August 26, 2005, and 18 million common shares of Global.

Item 5.02 Departure of Directors or Principal Officers; Appointment of Directors; Appointment of Principal Officers

On August 15, 2007 meeting of the Board of Directors of Global Biotech Corp. appointed Giuseppe Daniele as a Director of the Company.

At the same Board of Directors meeting the following listed individual resigned their directorships.

Paolo Mori

Jean Pierre Robichaud

Perre Marois

The above 2 individuals will continue as officers of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 27, 2007

Global Biotech Corp
By: /s/ Louis Greco
Name: Louis Greco
Its: President & Acting Principal Financial Officer